August 18, 2016

Mr. Andre Boisvert
Chairman of the Board of Directors
Issuer Direct Corporation
500 Perimeter Park Drive, Suite D
Morrisville, NC 27560

RE:           Resignation from Issuer Direct Corporation

Dear Mr. Boisvert:

Please accept this correspondence as my resignation, effectively immediately, both as a member of the Board of Directors (the “Board”) of Issuer Direct Corporation (the “Company”) and as the Chairman and member of the Compensation Committee of the Board.

My resignation from these positions are solely due to personal reasons and are not a result of any disagreement with the Company or any of its subsidiaries on any matters.

I am most grateful for the opportunity to serve as a member of the Board. Having spent almost three years as a member of the Board, I have developed an appreciation for the talent and dedication of both my Board colleagues and the management. As such, I am confident the Company will continue to be in good hands after my departure. I wish everyone associated with the Company the best as they work to achieve the Company’s strategic objectives.

Sincerely,

/s/ David A. Sandberg
David A. Sandberg